Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Pyxis Oncology, Inc. (Form S-3 (No. 333-268100); Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (No. 333-272510); and Form S-8 (Nos. 333-274178, 333-270753, 333-260441, 333-263950, and 333-266005)) of our report dated February 22, 2023 relating to the consolidated financial statements of Apexigen, Inc. as of and for the years ended December 31, 2022 and 2021 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty and an emphasis of a matter paragraph relating to the reverse recapitalization) appearing in this Current Report on Form 8-K/A of Pyxis Oncology, Inc.

/s/ Moss Adams LLP

San Francisco, California

October 27, 2023